NUMBER                                                                SHARES

______                                                                ______

                             Vision BioEnergy, Inc.

                              A Nevada Corporation

                      200,000,000 Shares of Common Stock,
                           Par Value $0.0001 Per Share

HEREINAFTER DESIGNATED 'THE CORPORATION" TRANSFERABLE ON THE SHARE REGISTER OF THE CORPORATION UPON SURRENDER OF THIS CERTIFICATE PROPERLY ENDORSED OR ASSIGNED.

     This certificate and the shares represented hereby shall be subject to all of the provisions of the Articles of Incorporation and the By-laws of said Corporation, a copy of which is on file at the office of the corporation and made a part hereof fully as though the provisions of said Articles of Incorporation and By-laws imprinted in full on this certificate, to all of which the holder of this certificate by acceptance hereof, assents and agrees to be bound.

     Any shareholder may obtain from the principal office of the Corporation, upon request and without charge, a statement of the number of shares constituting each class or series of stock and the designation thereof; and a copy of the rights, preferences, privileges, and restrictions granted to or imposed upon the respective classes or series of stock and upon the holders thereof by said Articles of Incorporation and the By-laws.

WITNESS THE SEAL OF THE CORPORATION AND THE SIGNATURES OF ITS DULY AUTHORIZED OFFICERS.


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